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                                                                    EXHIBIT 99.1

                                 AMENDMENT NO. 1
                     TO THE 1995 EXECUTIVE STOCK OPTION PLAN
                                       OF
                                THE BUCKLE, INC.


     The 1995 Executive Stock Option Plan (the "Plan") of The Buckle, Inc. (the "Company") adopted as of January 30, 1995 is amended effective January 30, 1997 as follows:

     5. STOCK SUBJECT TO THE PROVISIONS OF THE PLAN.

     Paragraph 5(a) of the Plan is hereby amended in its entirety to read as follows:

     "(a) The stock Subject to the provisions of the Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock. Subject to adjustment in accordance with the provisions of Section 12, and subject to Section 5(b) below, the total number of shares of Common Stock as to which Awards may be granted shall be 1,000,000; provided, however, that 500,000 shares may only be used for options granted to officers other than officers subject to ss. 162(m) of the Internal Revenue Code. During the term of the Plan, no Participant shall be granted options or stock appreciation rights for more than 250,000 shares. During any fiscal year, no Participant shall be granted options or stock appreciation rights for more than 50,000 shares."

     This Amendment No. 1 to the Plan was effective for all purposes upon approval by the Compensation Committee of the Company, which approval was granted on January 30, 1997.


                                                    THE BUCKLE, INC.